EXHIBIT 99.1

Press Contact: Rick Prickett Chief Financial Officer Western Express, Inc. (615) 259-9920	Press Contact: Larry Owens President and Chief Executive Officer Smithway Motor Xpress Corp. (515) 576-7418

August 30, 2007

FOR IMMEDIATE RELEASE

WESTERN EXPRESS AND SMITHWAY MOTOR XPRESS ANNOUNCE

DELAY OF CLOSING DATE FOR ACQUISITION

NASHVILLE, TENNESSEE and FORT DODGE, IOWA (PR Newswire) August 30, 2007 — Western Express, Inc. and Smithway Motor Xpress Corp. (Nasdaq Capital Market: SMXC), today announced a delay in the closing under the previously announced merger agreement for Western to acquire Smithway. The delay has been caused by recent volatility in U.S. credit markets.

The parties have been working to finalize the debt financing required to close the acquisition. On August 30, 2007, Western received a revised commitment letter from JP Morgan Chase Bank, N.A. and its affiliates, subject to customary conditions, extending the commitment to October 31, 2007. In order to accommodate this financing, the merger agreement has been amended to extend the expiration date to October 31, 2007. Western and Smithway believe that the financing and the acquisition can be finalized and closed before that date.

About Smithway

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “SMXC.”

About Western

Western is a rapidly growing truckload carrier with a history of strategic acquisitions.

This press release and statements made by Smithway in its stockholder reports and public filings, as well as oral public statements by Smithway representatives, may contain certain forward-looking information, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “plans,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Smithway’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure of the proposed acquisition of Smithway to close on a timely basis or at all as a result of continued volatility in U.S. credit markets and the inability to obtain required financing or as a result of unsatisfied closing conditions or other factors; failure to sustain operating profitability, which could result in violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers’ business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by Smithway; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers’ compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by Smithway in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. Smithway disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.